Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	April 27, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Grows Industrial Portfolio
Acquiring 100-percent-leased Warehouse in Tampa, Florida

Chicago (April 27, 2016) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired a 386,000 square foot, Class-A distribution center in Tampa, Florida. The property is 100% leased with a weighted average remaining lease term of over six years. The purchase price was approximately $28.3 million with an estimated capitalization rate based on purchase price of 6%.

This modern, highly functional, cross-docked warehouse is leased to two publicly-traded companies and serves as their primary distribution facility for Central and Southwest Florida. In keeping with JLL Income Property Trust’s strategy to invest in “hubs of transportation” industrial markets proximate to irreplaceable transportation infrastructure, Tampa Distribution Center is strategically located in Tampa’s Eastside submarket readily accessible to interstate highways, Tampa International Airport and the Port of Tampa Bay.

“This acquisition furthers our investment strategy to increase our allocation to higher quality, state-of-the-art distribution centers in select, primary transportation hubs,” noted Allan Swaringen, President and CEO of JLL Income Property Trust. “This is our seventeenth property investment we’ve made in the industrial sector over the last three years, growing our portfolio allocation from 6% to 23% of our asset base and representing an industrial sector investment of nearly $345 million. This overweighting has served our stockholders well as our industrial property sector is 99% leased to 32 tenants with a weighted average lease duration of more than six years.”

According to LaSalle Investment Management, the fundamentals of the warehouse sector nationally continue to improve with its 9.6% availability rate at the end of 2015 being the lowest it’s been in 15 years. Fourth quarter 2015 national net absorption of industrial space of 51 million square feet exceeded new construction deliveries of 37 million square feet by 138%.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.